Exhibit 4.7
AMENDED AND RESTATED SENIOR CONVERTIBLE NOTE
NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.
Liberator Medical Holdings, Inc.
Amended and Restated
Senior Convertible Note

Original Issuance Date: May 22, 2008	Original Principal Amount: U.S. $3,500,000
     FOR VALUE RECEIVED, Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), hereby promises to pay to MILLENNIUM PARTNERS, L.P. or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of three percent (3%) per annum (the “Interest Rate”), from the date set out above as the Original Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below) or the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Amended and Restated Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”), amends and restates in its entirety the Senior Convertible Note issued by the Company to the Holder (the “Original Note”) on the Original Issuance Date pursuant to the Securities Purchase Agreement (as defined below), and is one of an issue of Senior Convertible Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 28.

     (1) PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and accrued and unpaid Late Charges, if any, on such Principal and Interest. The “Maturity Date” shall be the two year anniversary of the Issuance Date, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event that shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date. Other than as specifically permitted by the Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges, if any, on Principal and Interest.
     (2) INTEREST; INTEREST RATE. Interest on the outstanding Principal amount of this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable semi-annually, in arrears, on November 15 and May 15 of each year (each, an “Interest Date”), with the first Interest Date being November 15, 2008. Interest shall be payable on each Interest Date, to the record holder of this Note on each November 1 and May 1 immediately preceding the applicable Interest Date (each, an “Record Date”), in cash. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate. From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to ten percent (10%) (the “Default Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through but not including the date of cure of such Event of Default.
     (3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.
          (a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any Person other than the converting Holder or with respect to any income tax due by the Holder with respect to such Common Stock.

          (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).
               (i) “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made plus accrued and unpaid Interest, if any, thereon, to, but not including, the applicable Conversion Date (as defined below) or other date of determination with respect to which this determination is being made.
               (ii) “Conversion Price” means, as of any Conversion Date or other date of determination, $0.80, subject to adjustment as provided herein.
          (c) Mechanics of Conversion.
               (i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 10:00 p.m., New York City time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

               (ii) Company’s Failure to Timely Convert. If within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure “), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Weighted Average Price on the Conversion Date.
               (iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.
               (iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.
          (d) Limitations on Conversions. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.
     (4) RIGHTS UPON EVENT OF DEFAULT.
          (a) Event of Default. Each of the following events shall constitute an “Event of Default”:
               (i) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period;

               (ii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;
               (iii) at any time following the fifteenth (15th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);
               (iv) the Company’s failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payments), Interest, Late Charges or other amounts when and as due under this Note, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;
               (v) the Company or any Guarantor that constitutes a Significant Subsidiary shall either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $750,000, individually or in the aggregate, due to any third party, other than, with respect to unsecured Indebtedness only, payments contested by the Company or such Guarantor, as the case may be, in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $750,000, individually or in the aggregate, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or such Guarantor, as the case may be, which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects of financial condition of the Company and its Significant Subsidiaries, taken as a whole; provided, however, that this clause (v) shall not apply to any lease on a premises occupied by the Company or any of its Significant Subsidiaries until the payment obligations under any such lease have been accelerated or collateral securing such obligations have been foreclosed on;
               (vi) the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

               (vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Significant Subsidiaries or (C) orders the liquidation of the Company or any of its Significant Subsidiaries;
               (viii) a final judgment or judgments for the payment of money aggregating in excess of $750,000 are rendered against the Company or any of its Significant Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $750,000 amount set forth above;
               (ix) the Company or any Guarantor that constitutes a Significant Subsidiary breaches any material covenant or any material representation or warranty under this Note or the Securities Purchase Agreement, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least thirty (30) consecutive days after the receipt by the Company of written notice of such breach from the Holder;
               (x) any Guaranty of a Guarantor that constitutes a Significant Subsidiary shall fail to be in full force or effect; or
               (xi) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.
          (b) Remedies upon an Event of Default. Upon the occurrence of an Event of Default of the type specified in Section 4(a)(vi) or 4(a)(vii) above (each, a “Bankruptcy Event of Default”), this Note shall immediately become due and payable without notice, and the Company shall as promptly as practicable, but in any event within one (1) Business Day after the Company has written notice or actual knowledge of the occurrence of such Event of Default, deliver written notice thereof via facsimile or e-mail and overnight courier (an “Event of Default Notice”) to the Holder. In connection with a Bankruptcy Event of Default, the Company shall pay to the Holder in cash the sum of (i) all outstanding Principal of this Note, plus (ii) accrued and unpaid interest thereon, plus (iii) accrued and unpaid Late Charges, if any. Upon the occurrence of any Event Default other than a Bankruptcy Event of Default, the Company shall within two (2) Business Days deliver an Event of Default Notice via facsimile or e-mail and overnight courier to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder gives written notice to the Company of an Event of Default, the Holder, in its sole discretion, may by written notice to the Company declare this Note to be immediately due and payable (the “Acceleration Notice”). Immediately following receipt an Acceleration Notice, the Company shall pay to the Holder in cash the sum of (i) the product of all outstanding Principal multiplied by 115% (the “Default Premium”), plus (ii) accrued and unpaid interest thereon, plus (iii) accrued and unpaid Late Charges, if any. The parties hereto agree that in the event of the Company’s acceleration of the Principal of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Default Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.
     (5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.
          (a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking to the Notes, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (other than Pink OTC Markets Inc.). Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.
          (b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning on the date of the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of the Principal of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to (i) the product of (x) the Conversion Amount being redeemed and (y) the Change of Control Premium, plus (ii) accrued and unpaid Interest and Late Charges, if any, on the portion of the Principal to be redeemed, to, but not including, the date of redemption (the “Change of Control Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. The parties hereto agree that in the event of the Company’s redemption of any portion of this Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.
     (6) RIGHTS UPON ISSUANCE OF CORPORATE EVENTS. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.
     (7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.
          (a) Adjustment upon Issuance of shares of Common Stock. If and whenever the Company issues or sells, or in accordance with this Section 7 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of

Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or sold or deemed to have been issued or sold by the Company in connection with any Excluded Securities for a consideration per share less than a price (the “Applicable Price”) equal to both the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale and $0.75 (subject to adjustment corresponding to adjustments made to the Conversion Price under Sections 7(b) and (c) below) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price in effect immediately prior to such Dilutive Issuance shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance by the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. Upon each such adjustment of the Conversion Price hereunder, the number of shares of Common Stock into which the Principal of this Note is convertible into (the “Conversion Shares”) shall be adjusted to the number of shares of Common Stock determined by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of Conversion Shares issuable upon conversion of this Note immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable.
               (i) Issuance of Options. If the Company in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price or number of shares Conversion Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.
               (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such

Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Note has been or is to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price or number of Conversion Shares shall be made by reason of such issue or sale.
          (iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price and the number of Conversion Shares in effect at the time of such increase or decrease shall be adjusted to the Conversion Price and the number of Conversion Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Note are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect or a decrease in the number of Conversion Shares.
          (iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Weighted Average Price of such security on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may

be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.
               (v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
          (b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.
          (c) Other Events. If any event occurs of the type contemplated by the provisions of Section 7(b) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.
          (d) De Minimis Adjustments. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustment which by reason of this Section 7(d) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 7. All calculations under this Section 7 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable. No adjustment need be made for a change in the par value or no par value of the Company’s Common Stock.

     (8) (INTENTIONALLY OMITTED).
     (9) UNSECURED OBLIGATION; NO SINKING FUND. This Note and the Other Notes are unsecured obligations of the Company and no sinking fund or reserve has been established to pay the Principal of this Note or the principal amount of the Other Notes.
     (10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.
     (11) RESERVATION OF AUTHORIZED SHARES.
          (a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 110% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 110% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.
          (b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.
     (12) HOLDER’S REDEMPTIONS. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Change of Control Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Change of Control Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the Change of Control Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the Change of Control Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Change of Control Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Change of Control Redemption Notice is delivered to the Company and ending on and including the date on which the Change of Control Redemption Notice is voided. The Holder’s delivery of a notice voiding a Change of Control Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.
     (13) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, Chapter 78 of the Nevada Revised Statutes, or as otherwise provided herein.
     (14) COVENANTS.
          (a) Rank. This Note is an unsubordinated obligation of the Company and all payments due under this Note (A) shall rank pari passu with (i) all Other Notes and (ii) each 3% Senior Convertible Note due 2010 issued by the Company pursuant to the Securities Purchase Agreement, dated as of October 17, 2008 (the “October 2008 SPA”), by and among the Company, Liberator Medical Supply, Inc. and the Persons listed on the Schedule of Buyers attached thereto (the “October 2008 Senior Convertible Notes”), (B) shall be senior to all of the Subordinated Notes (as defined in the Securities Purchase Agreement) in accordance with the terms and conditions of the Subordination Agreement (as defined in the Securities Purchase Agreement), and (C) shall not be subordinated to any other Indebtedness of the Company.

          (b) Disclosure of Operating Results. Commencing with the Fiscal Quarter ended September 30, 2008 (which Fiscal Quarter is the fourth Fiscal Quarter of the Company’s most recently ended fiscal year), the Company shall use commercially reasonable efforts to publicly disclose and disseminate its operating results (the “Operating Results”) (x) for each of the first three Fiscal Quarters of each fiscal year no later than the forty-fifth (45th) day after the end of such Fiscal Quarter and (y) for the fourth Fiscal Quarter of each fiscal year, no later than the ninetieth (90th) day after the end of such Fiscal Quarter, and shall file its Operating Results with SEC for the first three Fiscal Quarters of each fiscal year a part of a Quarterly Report on Form 10-Q or Form 10-QSB, as applicable, and for the fiscal year as part of an Annual Report on Form 10-K or Form 10-KSB, as applicable (provided that such deadlines shall be subject to extension as permitted under the Exchange Act and the rule and regulations of the SEC promulgated thereunder).
          (c) Future Subsidiaries. If the Company or any of its Subsidiaries shall hereafter create or acquire any Subsidiary, simultaneously with the creation or acquisition of such Subsidiary, the Company shall cause such Subsidiary to duly execute and deliver a guaranty of this Note and the Other Notes in favor of the Holder and the holders of the Other Notes, substantially in the form of the Form of Guaranty attached as Exhibit F to the Securities Purchase Agreement.
     (15) PARTICIPATION. The Holder, as the holder of this Note, shall not be entitled to receive such dividends paid and distributions made to the holders of Common Stock with respect to any unconverted portion of the Principal of this Note.
     (16) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes. No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all of the holders of Notes. Notwithstanding the foregoing, without the prior written consent of the Holder, (i) the Maturity Date of this Note shall not be extended, (ii) the Interest Rate shall not be decreased, (iii) the right to receive any payment hereunder that is then due and owing shall not be reduced or waived, (iv) the Principal shall not be reduced other than in accordance with the terms hereof and (v) the Conversion Price shall not be increased other than in accordance with Section 7(b) or 7(c) hereof.
     (17) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

     (18) REISSUANCE OF THIS NOTE.
          (a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.
          (b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.
          (c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.
          (d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, if any, from the Issuance Date.
     (19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     (20) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, financial advisory fees and attorneys’ fees and disbursements.
     (21) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the initial holders of the Notes and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.
     (22) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
     (23) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate or the Change of Control Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Change of Control Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Change of Control Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

     (24) NOTICES; PAYMENTS.
          (a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.
          (b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the initial holders of the Notes, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under this Note which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the Default Rate from the date such amount was due until the same is paid in full (“Late Charge”).
     (25) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.
     (26) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

     (27) GOVERNING LAW; JURISDICTION; SEVERABILITY; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.
     (28) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:
          (a) “Approved Stock Plan” means any employee benefit plan which has been or hereafter is approved by the board of directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.
          (b) “Bloomberg” means Bloomberg Financial Markets.
          (c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
          (d) “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of Common Stock, in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.
          (e) “Change of Control Premium” means 115%.

          (f) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets”. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
          (g) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.
          (h) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
          (i) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock, including, without limitation, the October 2008 Senior Convertible Notes and the warrants issued pursuant to the October 2008 SPA.
          (j) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market or the OTC Bulletin Board.
          (k) “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan or with respect to any shares of Common Stock reserved as employee shares (or for officers or directors of the Company and its Subsidiaries) as of the date immediately preceding the Subscription Date; (ii) upon conversion of the Notes or the exercise of the Warrants; (iii) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $20,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, and “equity lines”); (iv) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date (other than the waiver of anti-dilution adjustments by the holders of Convertible Securities on or about the Subscription Date relating solely to the issuance, conversion or exercise of the Notes or the Warrants); (v) in connection with any merger, consolidation, acquisition, or similar business combination approved by the board of directors of the Company; (vi) pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the board of directors of the Company; (vii) to any Major Investor (as defined in the October 2008 SPA) pursuant to Section 4(j) of the October 2008 SPA; (viii) to any Major Investor (as defined in the Securities Purchase Agreement) pursuant to Section 4(j) of the Securities Purchase Agreement; or (ix) in connection with the payment of interest, penalties, premiums or other liquidated damages on the Notes or the October 2008 Senior Convertible Notes or under the Registration Rights Agreement.
          (l) “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year as of the date hereof that ends on September 30 of each year.
          (m) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, if the holders of the Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Voting Stock or such voting securities of such other surviving Person immediately following such transaction, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

          (n) “GAAP” means United States generally accepted accounting principles, consistently applied.
          (o) “Guarantor” means each of (i) Liberator Medical Supply, Inc., a Florida corporation and a wholly-owned direct subsidiary of the Company and (ii) Liberator Health and Education Services, Inc., a Florida corporation and a wholly-owned indirect subsidiary of the Company and each other Subsidiary that executes a guaranty pursuant to Section 14(c).
          (p) “Guaranty” a guaranty by a Guarantor of the obligations of the Company under this Note and the other Notes.
          (q) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.
          (r) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
          (s) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market (other than Pink OTC Markets Inc.), or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
          (t) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

          (u) “Principal Market” means Pink OTC Markets Inc. or any Eligible Market the Common Stock is then listed on.
          (v) “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes and exercise of the Warrants, as amended, restated, supplemented or otherwise modified from time to time.
          (w) “Required Holders” means the holders of Notes representing at least two-thirds (2/3rd) of the aggregate principal amount of the Notes then outstanding.
          (x) “SEC” means the United States Securities and Exchange Commission.
          (y) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company, Liberator Medical Supply, Inc., as guarantor, and the initial holders of the Notes, pursuant to which the Company issued the Notes and warrants to the initial holders.
          (z) “Significant Subsidiary” means each “Significant Subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act of 1933, as amended) of the Company; provided, for the avoidance of doubt, that a Person will be deemed to be a Significant Subsidiary for all purposes under this Note as soon as it constitutes a “Significant Subsidiary” of the Company.
          (aa) “Subscription Date” means May 22, 2008.
          (bb) “Subsidiary” means any Person in which the Company, directly or indirectly, owns more than 50% of the total voting power of the shares of capital stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, the board of managers, the board of trustees or other governing body of such Person, which governing body has the power to direct or cause the direction of the management and policies of such Person, regardless of whether such subsidiary is a Significant Subsidiary.
          (cc) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market (other than Pink OTC Markets Inc.), Successor Entity shall mean such Person’s Parent Entity.
          (dd) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York City time).

          (ee) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
          (ff) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.
          (gg) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets”. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

     (29) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within two (2) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its Subsidiaries, the Company shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.
     (30) AMENDMENT AND RESTATEMENT OF ORIGINAL NOTE. The Holder, by its acceptance of this Note and its delivery for cancellation of the Original Note, hereby is deemed to agree with the Company that concurrently with the execution and delivery of this Note (the “Effective Time”), the Original Note shall be cancelled with no further obligations due by the Company to Holder thereunder, and all obligations of the Company to Holder thereunder immediately prior to the Effective Time shall be replaced in their entirety at the Effective Time with the obligations of the Company to the Holder hereunder.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of October 17, 2008.

LIBERATOR MEDICAL HOLDINGS, INC.
By:	/s/ Mark A. Libratore
	Name:	Mark A. Libratore
	Title:	President

EXHIBIT I
LIBERATOR MEDICAL HOLDINGS, INC.
CONVERSION NOTICE
Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by Liberator Medical Holdings, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

Date of Conversion:

Aggregate Conversion Amount to be converted:
Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:
Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:
The Holder represents and warrants to the Company that the Holder, together with the Holder’s affiliates, will not beneficially own in excess of 9.99% of the shares of Common Stock of the Company outstanding immediately after giving effect to the exercise of the Note for the number of shares of Common Stock of the Company to be issued pursuant to this Conversion Notice.

Authorization:

By:

Title:

Dated:

Account Number:	(if electronic book entry transfer)

Transaction Code Number:	(if electronic book entry transfer)

ACKNOWLEDGMENT
     The Company hereby acknowledges this Conversion Notice and hereby directs Standard Registrar & Transfer, Inc. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated May 22, 2008 from the Company and acknowledged and agreed to by Standard Registrar & Transfer, Inc.

LIBERATOR MEDICAL HOLDINGS, INC.
By:	/s/
Name:
Title: